STOCK PURCHASE AGREEMENT

mCig, Inc.	Vapolution, Inc.

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into effective as of January 23, 2014 (the “Effective Date”), by and between Patrick J. Lucey and Katherine J. Nichols (“LUCEY”), Chad A. Shaffer and Sara F. Shaffer (“SHAFFER”) the “Sellers”, and mCig, Inc. a Nevada Corporation (“Purchaser”), with reference to the following facts:

A. Vapolution, Inc., a California corporation (the “Company”) produces and distributes herbal vaporizers and is located at 1692 Mangrove Ave. Chico, CA 95926

B. The Company has ten thousand (10,000) shares of Common Stock duly authorized, of which one thousand (1,000) shares are issued and outstanding.

D. LUCEY owns five thousand (5,000) shares of Common Stock, and SHAFFER owns five thousand (5,000) of all of the issued and outstanding shares of Common Stock of the Company.

E. LUCEY desires to sell to Purchaser and Purchaser desires to purchase, a total of five thousand (5,000) of the currently issued and outstanding shares of Common Stock for the purchase price of Five Hundred Thousand Dollars and no cents ($500,000) paid as stated in paragraph 1.1 (a).

E. SHAFFER desires to sell to Purchaser and Purchaser desires to purchase, a total of five thousand (5,000) of the currently issued and outstanding shares of Common Stock for the purchase price of Five Hundred Thousand Dollars and no cents ($500,000) paid as stated in paragraph 1.1 (a).

F. Subsequent to the transaction contemplated herein, the parties LUCEY and SHAFFER shall own zero percent (0%) of the shares of Common Stock currently issued and outstanding.

NOW, THEREFORE, in consideration of the mutual promises, covenants, conditions, representations, and warranties hereinafter set forth, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I PURCHASE AND SALE OF SHARES

1.1 Purchase of Shares. Subject to the terms and conditions set forth herein LUCEY, and SHAFFER shall sell to Purchaser and Purchaser shall purchase from LUCEY and SHAFFER all of their shares (10,000) of Common Stock.

a. Consideration. The purchase price for the Shares purchased from LUCEY shall be paid in the form of newly issued shares of the purchaser, mCig, Inc. a company which is publically traded under the ticker symbol, MCIG. The number of shares transferred to LUCEY shall be two million five hundred thousand (2,500,000) equating to a monetary value of $500,000* as of January 10, 2014. These mCig, Inc. shares shall be issued and transferred to LUCEY as follows:

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1,250,000 Newly Issued shares of MCIG (mCig, Inc.) within 30 days of the execution of this agreement.

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1,250,000 Newly Issued shares of MCIG (mCig, Inc.) on the one (1) year anniversary of the execution of  this agreement.

*The acquisition price shall be settled in shares and not dollars. Dollar figures are computed based on the most recently closing price of MCIG but do not constitute a binding component of the offer. The sellers have agreed to accept a specific amount of MCIG shares with the value ascribed being non-binding.

As part of this agreement, mCig, Inc. CEO Paul Rosenberg has agreed to cancel an equal amount of common shares (2,500,000) with each issuance of new shares resulting in zero net dilution to existing mCig, Inc. stockholders.

The purchase price for the Shares purchased from SHAFFER shall be paid in the form of newly issued shares of the purchaser, mCig, Inc. a company which is publically traded under the ticker symbol, MCIG. The number of shares transferred to SHAFFER shall be two million five hundred thousand (2,500,000) equating to a monetary value of $500,000* as of January 10, 2014. These mCig, Inc. shares shall be issued and transferred to SHAFFER as follows:

▪

1,250,000 Newly Issued shares of MCIG (mCig, Inc.) within 30 days of the execution of this agreement.

▪

1,250,000 Newly Issued shares of MCIG (mCig, Inc.) on the one (1) year anniversary of the execution of this agreement.

*The acquisition price shall be settled in shares and not dollars. Dollar figures are computed based on the most recently closing price of MCIG but do not constitute a binding component of the offer. The sellers have agreed to accept a specific amount of MCIG shares with the value ascribed being non-binding.

As part of this agreement, mCig, Inc. CEO Paul Rosenberg has agreed to cancel an equal amount of common shares (2,500,000) with each issuance of new shares resulting in zero net dilution to existing mCig, Inc. stockholders.

b. Asset Light Purchase. The sale of the shares of Vapolution, Inc. stock shall be an asset light acquisition representing only the sale of the future economic earnings of the business and any brand and intellectual assets. All existing assets and liabilities on the date of acquisition shall be separate from the overall acquisition and shall be distributed to LUCEY and SHAFFER.

c. Earn-outs. Each of LUCEY and  SHAFFER shall be entitled to an earn-out of the first one hundred and ten thousand dollars ($110,000) of EBITDA per year (Earnings Before Interest, Tax, Depreciation and Amortization) from Vapolution, Inc. sales to be split equally amongst LUCEY and SHAFFER (50% each) for a period of ten (10) years following the execution of this agreement (“earn-out period”).

d. Legacy Management and Control. Each of LUCEY and SHAFFER shall continue to make all business decisions and have veto power over any decision within Vapolution, Inc. for a period of ten (years) following the execution of this agreement. Each of LUCEY and SHAFFER may resign from their positions at Vapolution, Inc. at any-time prior to the expiration of the Legacy control if they so desire. Vapolution, Inc. will be run autonomously from mCig, Inc.

e. Separation Formula. At any point during the five (5) year period following the execution of this agreement, LUCEY and SHAFFER may rescind this agreement and return to full ownership in Vapolution, Inc. by returning the purchase price (2,500,000 shares before year 1 and 5,000,000 shares after year 1) to the company and sending a formal separation letter. Vapolution, Inc. may return shares or the cash equivalent of the shares on the date of rescindment. Any EBITDA above the earn-out threshold earned by mCig, Inc. during the period of ownership shall not be returned.

f. No Other Consideration. Purchaser warrants that there have been no promises of additional consideration made to any of the shareholders and that it will not provide any additional consideration for this transaction.

ARTICLE II REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of Purchasers. Purchaser hereby represents and warrants to Seller that:

a. Due Authorization, Execution and Delivery; Effect of Agreement. The execution, delivery and performance by the Purchaser of this Agreement and the other documents referenced herein and the consummation by the Purchaser of the transactions contemplated hereby has been duly authorized by all necessary action on the part of each Purchaser. This Agreement has been duly and validly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

b. Purchase for Own Account for Investment. The Purchaser is purchasing the Shares for its own account for investment purposes only and not with a view to, or for sale in connection with, a distribution of the Shares within the meaning of the Securities Act of 1933, as amended (the “1933 Act”). The Purchaser has no present intention of selling or otherwise disposing of all or any portion of the Shares and no one other than Purchasers has any beneficial ownership of any of the Shares being purchased hereunder.

c. Access to Information. The Purchaser has had access to all information regarding Company and its present and prospective business, assets, liabilities and financial condition that the Purchaser reasonably considers important in making the decision to purchase the Shares, and the Purchaser has had ample opportunity to ask questions of Company’s representatives concerning such matters and this investment.

d. Understanding of Risk. The Purchaser has experience in and is familiar with the Business and is fully aware of: (i) the highly speculative nature of the investment in the Shares; (ii) the financial hazards involved; (iii) the lack of liquidity of the Shares and the restrictions on transferability of the Shares (e.g., that Purchasers may not be able to sell or dispose of the Shares or use them as collateral for loans); and (iv) the qualifications and backgrounds of the management of Company.

e. Purchaser’s Qualifications. The Purchaser has preexisting business experience concerning the type of business being purchased and Purchasers’ officers and/or directors have background and experience of a nature and duration sufficient so that the Purchaser has the background and experience to make business judgments concerning the character, business acumen and general business and financial circumstances of Company and/or such officers and directors. By reason of Purchaser’s business or financial experience, the Purchaser is capable of evaluating the merits and risks of this investment and has the ability to protect Purchaser’s own interests in this transaction.

f. No General Solicitation. At no time was the Purchaser presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the offer, sale and purchase of the Shares.

g. Restrictions on Transfer. The Purchaser understands that such Purchaser may not transfer any Shares unless such Shares are registered under the 1933 Act or qualified under the Law or unless, in the opinion of counsel to Company, selected by Company, exemptions from such registration and qualification requirements are available.

2.2 Representations and Warranties of Sellers. Sellers hereby represent and warrant to the Purchasers that:

a. Due Authorization, Execution and Delivery; Effect of Agreement. The execution, delivery and performance by Sellers of this Agreement and the other documents referenced herein and the consummation by Sellers of the transactions contemplated hereby has been duly authorized by all necessary action on the part of Sellers. This Agreement has been duly and validly executed and delivered by Sellers and constitutes the legal, valid and binding obligation of Sellers, enforceable against Sellers in accordance with its terms. The execution, delivery and performance of this Agreement and the consummation by Sellers of the transactions contemplated hereby do not violate or conflict with any applicable law or any agreement, order, judgment or decree to which Sellers are a party or by which Sellers or any of his assets are bound.

b. Ownership of Shares. Sellers are the lawful beneficial owners of the Shares, free and clear of any security interest, claim, lien, pledge, option, encumbrance or restriction on transferability (except as may be provided under applicable securities law, rules or regulations or otherwise) whatsoever, and the delivery of said Shares, when delivered to Purchaser by Sellers, will transfer to Purchaser lawful, valid and indefeasible title thereto, free and clear of any and all security interests, claims, liens, pledges, options, encumbrances or restrictions whatsoever.

c. Authority. Sellers have the requisite capacity, power and authority to execute and deliver this Agreement and to perform its obligations hereunder and thereunder. This Agreement constitutes the valid and legally binding obligations of Sellers, enforceable in accordance with its terms and conditions, except as may be limited (i) by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws affecting enforcement of creditors' rights generally; and (ii) by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

d. Compliance with Laws and Permits. Sellers, in the conduct of the Business and in the ownership of the Assets, have not violated and are not in violation of, nor has it made any improper payments or incurred any liability in respect of, any material provision of state or local laws, codes, regulations or ordinances, including, without limitation, relating to environmental protection, health, hazardous or toxic substances, building use and occupancy, fire or safety hazards, occupational safety, labor or employee benefit or employment discrimination laws, nor have Sellers, as the case may be, received any notices of investigation or violation pertaining to any such matters. Sellers have all material licenses and permits required by governmental authorities related to the operation of the Business as currently being conducted.

e. Taxes. All Tax (as defined herein) obligations of Sellers with respect to its operation of the Business's business have been timely paid and, and Sellers have no liability for any Tax obligations with respect to its operation of the Business's business and no interest or penalties have accrued or are accruing with respect thereto, whether state, county, local or otherwise with respect to any periods prior to the Effective Date. As used herein the term "Tax" means all taxes, charges, fees, levies or other assessments, including, without limitation, income, excise, gross receipts, personal property, real property, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, severance, stamp, occupation, windfall profits, social security and unemployment or other taxes imposed by the United States or any agency or instrumentality thereof, any state, county, local or foreign government, or any agency or instrumentality thereof, and any interest or fines, and any and all penalties or additions relating to such taxes, charges, fees, levies or other assessments.

f.  Claims and Legal Proceedings. There is no claim, products liability action, litigation, proceeding or governmental investigation pending or, to the best of Seller's knowledge, threatened, or any order, injunction or decree outstanding, against Sellers. To the best of Seller's knowledge, there is no reasonable basis for future claims, litigations, proceedings or investigations against Sellers which, if adversely determined, might have a material adverse effect on any of the Assets, the Company business as currently being conducted, or the rights, duties or obligations of the parties set forth in this Agreement

ARTICLE III

MISCELLANEOUS PROVISIONS

3.1 Necessary Acts and Further Documents. Each of the parties to this Agreement shall perform any and all acts and shall execute any and all documents that may be reasonably necessary to carry out the provisions and the intent of this Agreement.

3.2 Binding on Successors and Assigns. This Agreement shall be binding upon the parties hereto and their executors, administrators, successors and assigns.

3.3 Amendments. This Agreement may be amended only by a written instrument executed by the parties hereto.

3.4 Notices. Any and all notices, demands, requests or other communications required or permitted by this Agreement or by law to be served on, given to or delivered to any party hereto by any other party to this Agreement shall be in writing and shall be deemed duly served, given or delivered upon delivery by facsimile transmission (and duplicated by any of the alternative notice methods that follow), by hand delivery, by nationally recognized overnight express courier (fees prepaid), or by certified or registered mail (return receipt requested and first-class postage prepaid) and addressed as follows:

If to Seller:

Patrick J. Lucey and Katherine J. Nichols
1692 Mangrove Ave.

Chico, CA 95926

Chad A. Shaffer and Sara Shaffer

1692 Mangrove Ave.

Chico, CA  95926

Any notice which is addressed and transmitted in the manner herein provided shall be conclusively presumed to have been duly given to the party to which it is addressed at the close of business, local time of the recipient (a) three (3) days after the day it is so placed in the mail, (b) one (1) business day after deposit with overnight courier, (c) upon delivery when given by hand delivery, or (d) upon receipt of delivery confirmation after transmission by facsimile (if confirmed by any of the methods above). Any party may change their address for the purposes of this Agreement by giving notice of the change, in the manner required by this Paragraph, to the other party.

3.5 Governing Law; Jurisdiction; Venue. This Agreement shall be construed and governed by the laws of the State of California.

3.6 Expenses. Purchaser and Sellers shall pay their own expenses, including, without limitation, accounting fees and expenses, incident to the preparation and carrying out of this Agreement and the consummation of the transactions contemplated hereby.

3.7 Interpretation. All pronouns shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the context in which they are used may require. All headings herein are inserted only for convenience and ease of reference and are not to be considered in the interpretation of any provision of this Agreement. In the event any claim is made by any party relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of Purchaser or his counsel.

3.8 Sole and Only Agreement. The Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether oral or written, between them regarding the subject matter hereof. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, that are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding on either party. Any failure by the parties hereto to insist on strict compliance with any of the terms and conditions of this Agreement shall not be deemed a waiver of any such terms or conditions.

3.9 Survival. All representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement and shall continue until any and all obligations have been fully paid, performed and discharged in full.

3.10 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, and all of which will constitute a fully-executed Agreement. Transmittal and receipt of a facsimile copy of this Agreement with the facsimile signature(s) shall be binding on the parties hereto, with the original executed Agreement to be delivered subsequently via overnight mail. The failure to deliver the original signature copy and/or the non-receipt of the original signature copy shall have no effect upon the binding and enforceable nature of this Agreement.

3.11 Indemnification by Sellers. Sellers shall indemnify, defend, and hold harmless Buyer from and against all losses, claims, assessments, demands, damages, liabilities, obligations, costs, and expenses, including without  limitation, reasonable attorney fees and costs (collectively, "Damages") sustained or incurred by Buyer (i) by reason of the breach of any of the obligations, covenants, or provisions of this Agreement by, or the inaccuracy of any of the representations or warranties made by, Seller herein; (ii) arising out of or relating to any liabilities or obligations of Sellers; (iii) arising out of or relating to any local, state, or federal sales, use, or excise tax liabilities of Sellers; (iv) arising out of or relating to any third party claims or litigation relating to incidents occurring on or prior to the Effective Date in connection with the Business, except any Damages arising from or relating to the acts or omissions of Buyer.

3.12 Indemnification by Purchaser. Purchaser shall indemnify, defend, and hold harmless Seller, from and against all Damages sustained or incurred by Sellers (i) by reason of breach of any of the obligations, covenants or provisions of, or the inaccuracy of any of the representations or warranties made by Purchaser herein; (ii) arising out of or relating to any liabilities or obligations of Purchaser; (iii) arising out of or relating to any local, state, or federal sales, use, or excise tax liabilities of Purchaser; (iv) arising out of or relating to any third party claims or litigation arising out of incidents occurring from and after the Effective Date in connection with the Company, except any Damages arising from or relating to the acts or omissions of Sellers.

IN WITNESS WHEREOF, the parties have executed this STOCK PURCHASE AGREEMENT as of the Effective Date.

Dated: JANUARY 23, 2014

/s/ Patrick J. Lucey

____________________________

Patrick J. Lucey, Seller

Dated: JANUARY 23, 2014

/s/ Katherine J. Nichols

____________________________

Katherine J. Nichols, Seller

Dated: JANUARY 23, 2014

/s/ Chad A. Shaffer

____________________________

Chad A. Shaffer, Seller

Dated: JANUARY 23, 2014

/s/ Sara F. Schaffer

____________________________

Sara F. Schaffer, Seller

Dated: JANUARY 22, 2014

/s/ Paul Rosenberg

_____________________________

Paul Rosenberg, Purchaser